RESCISSION OF AMENDED AGREEMENT FOR THE EXCHANGE

                    OF STOCK AND MUTUAL RELEASE OF ALL CLAIMS

          An Amended Agreement for the Exchange of Stock dated February 3, 1997 (the "Agreement") was entered by Eurotronics Holdings, Inc., a Utah corporation ("Eurotronics"), InterConnect West, Inc., a Utah corporation ("InterConnect West"), Mark Tolman, an individual, and certain other consultants who brought these parties together (Eurotronics, InterConnect West and Tolman are hereinafter collectively referred to as the "Parties"). Pursuant to the Agreement, Eurotronics was to acquire from Tolman all issued and outstanding shares of InterConnect West, which would have made InterConnect West its wholly owned subsidiary. Eurotronics was to issue 2,300,000 shares of its common stock, par value $0.0001, to Tolman as consideration for his delivery of all of InterConnect West's common shares. These transfers and issuances have not transpired due to the lack of proper funding, delays in obtaining regulatory approval, all of which precluded the proper approval by the shareholders of Eurotronics.

          For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to rescind and terminate ab initio the February 3, 1997 Amended Agreement for the Exchange of Stock because material conditions in the Agreement have not been fulfilled and the Parties have determined that the terms set forth in the Agreement are no longer in the best interests of any of the Parties. The Parties agree not to be bound by the terms of the Agreement, and further agree to hold one another harmless, release any and all claims against one another stemming from the Agreement, and indemnify one another with respect to any obligations arising pursuant to or from the Agreement. These releases do not include expenditures Tolman has made on behalf of Eurotronics, which amounts are still payable to Tolman by Eurotronics and referenced in the attached Exhibit A.

          All Parties agree to waive any interests in any shares that have not been issued and transferred, particularly the Eurotronics shares to Tolman and the InterConnect West shares to Eurotronics. The recission contemplated in this document is complete upon the signing of the Parties.


/s/ Mel Fields                              /s/ Paul Burke
Mel Fields, Director                            Paul Burke, Director
Eurotronics Holdings, Inc.                      Eurotronics Holdings, Inc.


/s/ Mark Tolman                             /s/ Mark Tolman
Mark Tolman                                     Mark Tolman, President
                                                InterConnect West, Inc.